Exhibit No. 99.1

DayStar Technologies, Inc. (DSTI) Announces Israel's Former Minister of Energy and Infrastructures, Eliezer (Moodi) Sandberg, Joins Its Board of Directors

2013-02-19

Union City, CA --( Market Wire) --02-19 -13
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Kelowna, B.C. - DayStar Technologies, Inc. (NASDAQ:DSTI)

KELOWNA, B.C., Feb. 19, 2013 (GLOBE NEWSWIRE) -- DayStar Technologies, Inc. (Nasdaq:DSTI) announces Mr. Eliezer (Moodi) Sandberg, who served as the Minister of Energy and Infrastructures for Israel, has now become the newest member of its Board of Directors.

Lorne (Mark) Roseborough, President of DayStar, stated, "Mr. Sandberg's experience as Minister of Energy and Infrastructure, as well as, his 14 years in the 'Knesset' makes his advice invaluable to DayStar as we move forward with our global expansion plans. Our business model calls for our renewable energy projects to grow in size and scope as we become significant suppliers of electricity to national energy infrastructures around the world."

Since retiring from politics, Mr. Sandberg has served as a director, consultant, and agent for various Israel and foreign companies. He has also held various public positions, among those as Chairman of the Ethiopian National Project (ENP) and of the National Innovation Fund of the Republic of Kazakhstan. Mr. Sandberg is currently World Chairman of Keren Hayesod; United Jewish Appeal (The Foundation Fund), connecting Jewish communities on five continents.

Daniel Germain, Chairman of Daystar's Nomination Committee and founder of the Breakfast Clubs of Canada, stated, "Mr. Sandberg's accomplishments and experience will help to facilitate DayStar as it works to bring clean renewable energy to high-cost energy production areas around the world."

Mr. Sandberg has been a Member of the Israel Parliament for 14 years during which time he served in numerous functions and positions, some of which include Deputy Speaker, Political Advisor to the Science and Technology Committee of the Council of Europe, Chairman of the Cabinet Ministers Committee for Science and Technology and founder and Chairman of Israeli Parliament Subcommittee on Hi-Tech. Mr. Sandberg received his LL.B. from Tel Aviv University.

About DayStar Technologies Inc.

DayStar Technologies, Inc. (DSTI) is a developer of solar photovoltaic products and has assembled a world-class team of project engineers, and industry finance professionals, to facilitate the complete development of renewable energy projects throughout the world. DayStar is currently embarking on a strategy of strategic partnerships to enter new markets within the global renewal energy industry including ownership and construction of solar and renewable power plants. For more information, visit the DayStar website at http://www.daystartech.com/.

For corporate information, contact Mr. Dan Giesbrecht, VP Business Development, info@daystartechinc.com, 778-484-5159.

For Investor Relations, contact Mr. William Nalley, Orsay Groupe, info@orsaygroupe.com, phone 305-515-8077.

The DayStar Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=17161

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